Exhibit 99.2

FORBES ENERGY SERVICES LTD.

FORBES ENERGY SERVICES LLC

FORBES ENERGY CAPITAL INC.

LETTER TO REGISTERED HOLDERS AND

DEPOSITORY TRUST COMPANY PARTICIPANTS

FOR

TENDER OF ALL OUTSTANDING

11% SENIOR SECURED NOTES DUE 2015

IN EXCHANGE FOR

11% SENIOR SECURED EXCHANGE NOTES DUE 2015

THE ISSUANCE OF WHICH HAS BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933

The Exchange Offer will expire at 5:00 p.m., New York City time, on

July 30, 2008, unless extended (the “Expiration Date”).

NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE UNLESS PREVIOUSLY ACCEPTED FOR EXCHANGE.

To Registered Holders and Depository Trust Company (“DTC”) Participants:

We are enclosing herewith the material listed below relating to the offer by Forbes Energy Services LLC, a Delaware limited liability company (the “Company”), to exchange the 11% Senior Secured Exchange Notes due 2015 (the “New Notes”) of the Company and Forbes Energy Capital Inc., a Delaware corporation (“Capital,” and together with the Company, the “Issuers”), the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 11% Senior Secured Notes due 2015 (the “Outstanding Notes”) upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated June 27, 2008, and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1. Prospectus dated June 27, 2008, of Forbes Energy Services Ltd., a company formed under the laws of Bermuda (“FES”), and the Issuers;

2. Letter of Transmittal; and

3. Letter that may be sent to your clients for whose accounts you hold Outstanding Notes in your name or in the name of your nominee, with a form that may be sent from your clients to you with such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to the Company that (i) the New Notes acquired in exchange for Outstanding Notes pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, (ii) the holder is not engaging in and does not intend to engage in a distribution of the New Notes, (iii) the holder does not have any arrangement or understanding with any person to participate in the distribution of New Notes, and (iv) neither the holder nor any such other person is an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer.

Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

FORBES ENERGY SERVICES LTD.

FORBES ENERGY SERVICES LLC

FORBES ENERGY CAPITAL INC.

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